Exhibit 10.15
PROTERRA INC
KEY EMPLOYEE INCENTIVE PLAN
Effective: June 14, 2021
1.    Purposes of the Plan. The Plan is intended to increase stockholder value and the success of Proterra Inc (the Company) or any successor thereto by motivating participating Employees to (a) perform to the best of their abilities and (b) achieve the Company’s objectives.
2.    Definitions.
(a)    “Affiliate” means any corporation or other entity (including, but not limited to, subsidiaries, partnerships and joint ventures) controlled by the Company.
(b)    “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period, subject to the Committee’s authority under Section 3 to modify the award.
(c)    “Board” means the Board of Directors of the Company.
(d)    “Bonus Pool” means the pool of funds available for distribution to Participants. Subject to the terms of the Plan, the Committee establishes the Bonus Pool for each Performance Period.
(e)    “Cause” means (i) Employee’s willful failure to substantially perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) Employee’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Employee of any proprietary information or trade secrets of the Company or any other party to whom Employee owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Employee’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether Employee is being terminated for Cause will be made in good faith by the Company and will be final and binding on Employee.
(f)    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(g)    “Committee” means the committee administering the Plan. Unless and until the Board otherwise determines, the Board’s Compensation Committee will administer the Plan.
(h)    “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.
(i)    “Employee” means any employee of the Company or of an Affiliate, including executives, officers, or other key employees, whether such individual is so employed at the time the Plan is adopted or becomes so employed after the adoption of the Plan.
(j)    “Fiscal Year” means the fiscal year of the Company.

(k)    “Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.
(l)    “Performance Period” means the period of time for the measurement of the performance criteria that must be met to receive an Actual Award, as determined by the Committee in its sole discretion. A Performance Period may be divided into one or more shorter periods if, for example, but not by way of limitation, the Committee desires to measure some performance criteria over 12 months and other criteria over 3 months.
(m)    “Plan” means this Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.
(n)    “Target Award” means the target award, at 100% performance achievement, payable under the Plan to a Participant for the Performance Period, as determined by the Committee in accordance with Section 3(b).
(o)    “Termination of Service” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.
3.    Selection of Participants and Determination of Awards.
(a)    Selection of Participants. The Committee, in its sole discretion, will select the Employees who will be Participants for any Performance Period. Participation in the Plan is in the sole discretion of the Committee, on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period or Periods.
(b)    Determination of Target Awards. The Committee, in its sole discretion, will establish a Target Award for each Participant, which generally will be a percentage of a Participant’s average annual base salary for the Performance Period.
(c)    Bonus Pool. Each Performance Period, the Committee, in its sole discretion, will establish a Bonus Pool, which may be established before, during or after the applicable Performance Period. Actual Awards will be paid from the Bonus Pool.
(d)    Discretion to Modify Awards and Bonus Pool. Notwithstanding any contrary provision of the Plan, the Committee may, in its sole discretion and at any time, (i) increase, reduce or eliminate a Participant’s Actual Award, (ii) increase, reduce or eliminate the amount allocated to the Bonus Pool, and/or (iii) modify a Target Award or the performance goals necessary to achieve an Actual Award. The Actual Award may be below, at or above the Target Award, in the Committee’s discretion. The Committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and will not be required to establish any allocation or weighting with respect to the factors it considers.
(e)    Discretion to Determine Criteria. Notwithstanding any contrary provision of the Plan, the Committee will, in its sole discretion, determine the performance goals applicable to any Target Award which requirement may include, without limitation, (1) attainment of research and development milestones, (2) bookings, (3) business divestitures and acquisitions, (4) cash flow, (5) cash position, (6) contract awards or backlog, (7) customer renewals, (8) customer retention rates from an acquired company, business unit or division, (9) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), (10) earnings per Share, (11) expenses, (12) gross margin, (13) growth in stockholder value relative to the moving average of the S&P 500 Index or another index, (14) internal rate of return, (15) market share, (16) net income, (17) net profit, (18) net sales, (19) new product development, (20) new product invention or innovation, (21) number of customers, (22) operating cash flow, (23) operating expenses, (24) operating income, (25) operating margin, (26) overhead, bill of materials, or other expense reduction, (27) product defect or product uptime measures, (28) product release timelines, (29) productivity, (30) profit, (31) return on assets, (32) return on capital, (33) return on equity, (34) return on investment, (35) return on sales, (36) revenue, (37) revenue growth, (38) sales results, (39) sales growth, (40) stock price, (41) time to market, (42) total stockholder return, (43) working capital, and (44) individual objectives such as peer reviews or other subjective or objective criteria. As determined by the Committee, the performance goals may be based on GAAP or non-GAAP results and any actual results may be adjusted by the Committee for one-time items or unbudgeted or unexpected items when determining whether the performance goals have been met. The goals may be on the basis of any factors the Committee determines relevant, and may be on an individual, divisional, business unit or Company-wide basis. The performance goals may differ from Participant to Participant and from award to award. Failure to meet the goals will result in a failure to earn the Target Award, except as provided in Section 3(d).
4.    Payment of Awards.
(a)    Right to Receive Payment. Each Actual Award will be paid solely from the general assets of the Company. Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. Unless otherwise determined by the Committee, to earn an Actual Award a Participant must be employed by the Company or any Affiliate through the date the Committee determines the Actual Award for the applicable Performance Period, which generally will occur following the completion of the Performance Period, to receive a payment under the Plan.
(b)    Timing of Payment. Payment of each Actual Award shall be made as soon as practicable after the determination by the Committee of the Actual Award for a particular Performance Period. It is the intent that this Plan comply with the requirements of Code Section 409A so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to so comply. To the extent any payment under this Plan may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for another exemption from Section 409A.
(c)    Form of Payment. Each Actual Award will be paid in cash (or its equivalent).
(d)    Payment in the Event of Death or Disability. If a Participant dies or becomes Disabled prior to the payment of an Actual Award earned by him or her prior to death or Disability for a prior Performance Period, the Actual Award will be paid to his or her estate or to the Participant, as the case may be, subject to the Committee’s discretion to reduce or eliminate any Actual Award otherwise payable.
5.    Plan Administration.
(a)    Committee is the Administrator. The Plan will be administered by the Committee.

(b)    Committee Authority. It will be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee will have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine which Employees will be granted awards, (ii) prescribe the terms and conditions of awards, (iii) interpret the Plan and the awards, (iv) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (v) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (vi) interpret, amend or revoke any such rules.
(c)    Decisions Binding. All determinations and decisions made by the Committee, and any delegate of the Committee pursuant to the provisions of the Plan will be final, conclusive, and binding on all persons, and will be given the maximum deference permitted by law.
(d)    Delegation by Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.
(e)    Indemnification. Each person who is or will have been a member of the Committee will be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she will give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
6.    General Provisions.
(a)    Tax Withholding. The Company will withhold all applicable taxes from any Actual Award, including any federal, state and local taxes (including, but not limited to, the Participant’s FICA, FUTA and SDI obligations).
(b)    No Effect on Employment or Service. Nothing in the Plan will interfere with or limit in any way the right of the Company or an Affiliate to terminate any Participant’s employment or service at any time, with or without cause, and if a Participant is a party to an employment contract with the Company or one of its Affiliates, in accordance with the terms and conditions of the Participant’s employment agreement. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) will not be deemed a Termination of Service. A Participant’s employment (if applicable) with the Company or any of its Affiliates remains at will (subject to applicable law). The Company and its Affiliates expressly reserve the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant.
(c)    Participation. No Employee will have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

(d)    Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
(e)    Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any earned but unpaid award will be paid in the event of the Participant’s death. Each such designation will revoke all prior designations by the Participant and will be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death will be paid to the Participant’s estate.
(f)    Nontransferability of Awards. A Participant shall have no right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6(e). No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment (except to the extent the Company may be required to garnish amounts from payments due under the Plan pursuant to applicable law) or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.
7.    Amendment, Termination, and Duration.
(a)    Amendment, Suspension, or Termination. The Board or the Committee, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan will not, without the consent of the Participant, alter or impair any rights or obligations under any Actual Award theretofore earned by such Participant. No award may be granted pursuant to the Plan during any period of suspension or after termination of the Plan.
(b)    Duration of Plan. The Plan will commence on the date specified herein, and subject to Section 7(a) (regarding the Board’s right to amend or terminate the Plan), will remain in effect thereafter.
8.    Legal Construction.
(a)    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also will include the feminine; the plural will include the singular and the singular will include the plural.
(b)    Severability. In the event any provision of the Plan will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.
(c)    Requirements of Law. The granting of awards under the Plan will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d)    Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any bonus payment shall be determined in accordance with the laws of the State of California (without giving effect to principles of conflicts of laws thereof) and applicable Federal law.
(e)    Bonus Plan. Bonus payments represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any incentive payment shall have no rights other than those of a general unsecured creditor to the Company. The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and will be construed and administered in accordance with such intention. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company.
(f)    Captions. Captions are provided herein for convenience only, and will not serve as a basis for interpretation or construction of the Plan.